Exhibit 99.1

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a future director of RPX Corporation in the registration statement on Form S-l originally filed by RPX Corporation with the Securities and Exchange Commission on January 21, 2011.

/s/ Sanford R. Robertson
Name: Sanford R. Robertson
Date: April 25, 2011